UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑                    Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12
DEL TACO RESTAURANT PROPERTIES III

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

DEL TACO RESTAURANT PROPERTIES III

NOTICE OF CONSENT SOLICITATION

To the limited partners of DEL TACO RESTAURANT PROPERTIES III:

DEL TACO LLC (“Del Taco”), the general partner (the “General Partner”) of Del Taco Restaurant Properties III, a California limited partnership (the “Partnership”), is soliciting your consent to (1) sell the property associated with Unit 218, which is the Del Taco restaurant located in the City of Industry, Los Angeles, California, owned by the Partnership, (2) terminate the lease for the property, under which the General Partner is the lessee, and (3) distribute the net proceeds from the sale of the property and related net insurance proceeds from the recent casualty event to the property to the limited partners of the Partnership in a special one-time lump sum distribution estimated to be between $23.56 — $27.62 per unit (collectively, the “Proposal”), all as more fully described in the accompanying Consent Solicitation Statement. If the Proposal is not adopted, the General Partner would be required to rebuild the restaurant associated with Unit 218, all as more fully described in the accompanying Consent Solicitation Statement.

The General Partner, as the lessee under the lease for the property and as the operator of Unit 218, has a material financial interest in the determination of the ultimate course of action with respect to such property. Because of such conflict of interest of the General Partner, in accordance with the Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), the General Partner is seeking consent of the limited partners to the Proposal.

Only limited partners of record on the books of the Partnership at the close of business on August 29, 2011 are entitled to receive notice of and to vote in this consent solicitation. In order to grant the requested consent, limited partners holding a majority in interest of limited partner interests outstanding as of the close of business on the record date must vote in favor of the Proposal. THE GENERAL PARTNER RECOMMENDS THAT THE LIMITED PARTNERS VOTE FOR THE PROPOSAL.

YOUR VOTE IS VERY IMPORTANT. In accordance with Section 8.1(a) of the Partnership Agreement, the General Partner has determined that your response to the enclosed form of Consent must be postmarked by September 23, 2011. Further, in accordance with Section 8.1(a) of the Partnership Agreement, failure of any limited partner to respond within that time period will have the same effect as a vote consistent with the General Partner’s recommendation, specifically, a vote in favor of the Proposal. The Partnership therefore encourages you to review the enclosed Consent Solicitation Statement and vote as soon as possible by completing, signing, dating and returning the enclosed Consent Form by mail, as further described on the Consent Form.

This solicitation for consent will expire on, and your form of Consent must be postmarked by, September 23, 2011. If you fail to respond by that date, in accordance with Section 8.1(a) of the Partnership Agreement, your failure to respond will effectively constitute a vote in favor of the Proposal.

By order of Del Taco LLC,
General Partner of
DEL TACO RESTAURANT PROPERTIES III

Lake Forest, California
August 29, 2011

Important Notice Regarding the Internet Availability of Consent Solicitation Materials

The Partnership is providing you with this Consent Solicitation Statement and related materials both by sending you this full set of materials and by notifying you of the availability of the materials on the Internet. This Consent Solicitation Statement is available at http://www.DTRPIIIproxy.com

DEL TACO RESTAURANT PROPERTIES III
25521 Commercentre Drive
Lake Forest, California 92630

CONSENT SOLICITATION STATEMENT
DATED AUGUST 29, 2011

INTRODUCTION

This Consent Solicitation Statement is being furnished to the holders of units of limited partner interests (“Units”) of Del Taco Restaurant Properties III (“we,” “us,” or the “Partnership”) as of the close of business on August 29, 2011 (the “Record Date”) in connection with this solicitation of consent of the holders of Units (“Unitholders”) to (1) sell the property associated with Unit 218, which is the Del Taco restaurant located in the City of Industry, Los Angeles, California, owned by the Partnership, (2) terminate the lease for the property, under which Del Taco LLC, the general partner of the Partnership (the “General Partner”) is the lessee, and (3) distribute the net proceeds from the sale of the property and related net insurance proceeds from the recent casualty event to the property to the limited partners of the Partnership in a special one-time lump sum distribution estimated to be between $23.56 — $27.62 per unit (collectively, the “Proposal”), all as more fully described below. If the Proposal is not adopted, the General Partner would be required to rebuild the restaurant associated with Unit 218, all as more fully described below.

The General Partner, as the lessee under the lease for the property and as the operator of Unit 218, has a material financial interest in the determination of the ultimate course of action with respect to such property. Because of such conflict of interest of the General Partner, in accordance with the Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), the General Partner is seeking consent of the limited partners to the Proposal.

This Consent Solicitation Statement and the enclosed form of Consent are being mailed to Unitholders on or about August 29, 2011. Consent is being solicited on behalf of the General Partner. Only Unitholders of record at the close of business on the Record Date are entitled to receive notice of and to vote in this consent solicitation.

The General Partner recommends that you vote “FOR” the Proposal, which is described more fully below. The Proposal has been approved by the General Partner as being in the best financial interest of the Partnership and the Unitholders. In accordance with Section 8.1 (a) of the Partnership Agreement, the General Partner has determined that your response to the enclosed form of Consent must be postmarked by September 23, 2011. Further, in accordance with Section 8.1 (a) of the Partnership Agreement, failure to respond within that time period will have the same effect as a vote consistent with the General Partner’s recommendation, specifically, a vote in favor the Proposal. Abstentions will also have the same effect as a vote consistent with the General Partner’s recommendation.

This solicitation for consent will expire on, and your consent must be postmarked by, September 23, 2011 (the “Expiration Date”). If you fail to respond by that date, in accordance with Section 8.1 (a) of the Partnership Agreement, your failure to respond will constitute a vote in favor of the Proposal. You may revoke your consent in a writing postmarked any time the Expiration Date.

If you have any questions about this consent solicitation or this Consent Solicitation Statement, please call Del Taco Restaurant Properties III, Investor Relations at 949-910-0705.

FORWARD-LOOKING STATEMENTS

This Consent Solicitation Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Consent Solicitation Statement. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We

caution you that any forward-looking statements presented in this Consent Solicitation Statement, or that we may make orally or in writing from time to time, are based on beliefs and assumptions made by, and information currently available to, us. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. We are not undertaking any obligation to update any forward-looking statements. Accordingly, you should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

Please refer to the risks described in this Consent Solicitation Statement and in our other filings with the Securities and Exchange Commission.

THE PROPOSAL

Background Information

General Character and Description of Unit 218 Casualty Loss.  Unit 218, which is the Del Taco restaurant located in the City of Industry, Los Angeles, California, was operated by the General Partner on real property and improvements owned by the Partnership and leased to the General Partner under a standard lease dated February 24, 1988 between the General Partner (as lessee) and the Partnership (as landlord), as amended (the “Lease”). Unit 218 is located at 18200 E. Gale in the City of Industry, county of Los Angeles, California. On May 3, 2011, an automobile accident and ensuing fire resulted in a total casualty loss of Unit 218. No operations have been conducted at Unit 218 since that date.

Unit 218 Lease.  The Lease expires on February 28, 2023 and has a remaining term of approximately 138 months (11.5 years). The Lease provides for rental payments equal to 12% of the gross sales (as defined in the Lease) at Unit 218. The Lease does not provide for any minimum rent, except for rental value insurance of $3,500 per month for six months in the event of casualty loss and loss of rental income. During the twelve months ended April 30, 2011, which were the twelve months prior to the casualty event, the annual rent paid to the Partnership was $73,971, or $1.550 per Partnership Unit. In 2010, the annual rent paid to the Partnership was $74,052, or $1.551 per Partnership Unit. In 2009, the annual rent paid to the Partnership was $78,647, or $1.647 per Partnership Unit. In 2008, the annual rent paid to the Partnership was $81,273, or $1.702 per Partnership Unit. Per Unit amounts are based on the 47,261 current outstanding Partnership Units.

As required by the Lease, the General Partner, as lessee, maintained fire and casualty insurance covering Unit 218 with Commonwealth, which has confirmed coverage.

In the case of total destruction of the improvements to the property from any cause covered by insurance, which was the case with respect to the casualty loss described above, the Lease provides that the General Partner is obligated to repair the improvements upon receipt of the net insurance proceeds. However, the General Partner’s obligation to repair is not limited to the net insurance proceeds. If the loss is not covered by insurance, then the Partnership, as landlord, has the right to either make the repairs at its cost or terminate the Lease. Because the General Partner believes this casualty loss is either partially or fully covered by insurance, under the terms of the Lease, the General Partner would be required to rebuild the restaurant absent an alternative decision adopted by the Partnership, as landlord.

Discussion of the Proposal

The General Partner has recommended that limited partners vote for the Proposal and believes the Proposal to be in the best interests of the Partnership and the limited partners. If the Proposal does not receive a vote of the majority in interest of the limited partners, it will not be deemed adopted by the limited partners, and the General Partner will be required to rebuild the restaurant. The General Partner discusses in more detail below its analysis regarding the potential effects on the Partnership and the limited partners of either adopting the Proposal or rebuilding the restaurant.

The Proposal

The Proposal would provide that (1) the Partnership sell the property associated with Unit 218, (2) the Partnership, as landlord for the property, and the General Partner, as lessee of the property, upon mutual consent terminate the Lease and (3) the Partnership distribute the net proceeds from the sale of the property and related net insurance proceeds from the recent casualty event to the property to the limited partners of the Partnership in a special one-time lump sum distribution.

If the Proposal is adopted, the General Partner would expect to begin the sale process for the property shortly after completion of this consent solicitation. Upon the sale, the Lease would be terminated by mutual agreement of the Partnership (as landlord) and the General Partner (as lessee). After completion of the sale, the Partnership would make a special one-time lump sum distribution to the limited partners in the amount of the net proceeds from the sale of the property and the related net insurance proceeds from the casualty loss.

The General Partner has performed an analysis of the Proposal and has set forth below the estimated value to the Partnership and the limited partners under three potential scenarios for the sale of the property, which are based on the assumptions shown in the table below. Under the assumptions below, the expectation would be to make the special one-time lump sum distribution during 2012.

The three scenarios below are based on (1) an appraised value of the property of $978,000, as determined by Byer & Associates, Inc. on July 7, 2011, (2) the General Partner’s estimate of net insurance proceeds (estimated to be $250,000 — $350,000) from the casualty event and (3) the General Partner’s estimate of transaction expenses related to the sale of the property. A copy of the summary appraisal report is attached to this Consent Solicitation Statement as Annex A.

Please note that the assumptions below are only estimates, and the amounts below, including the amount of the actual special one-time lump sum distribution, may be more or less than any of these estimates. The General Partner can provide no assurance that the property will be sold for a value equal to or in excess of the appraised value or for any of the values listed in the table below, or that the property will be sold at all, based on current macroeconomic conditions.

			Estimated
			Aggregate
			Value
			Received	Estimated
	Estimated Net	Estimated	(Estimated	Value
	Land Sale	Insurance	Distribution	(Distribution)
	Proceeds(1)	Recovery	Amount)	Per Unit(2)

Scenario A: Sell Land at 5% Above Appraised Value; Receive High-Range Estimate of Insurance Proceeds	$955,286	$350,000	$1,305,286	$27.62
Scenario B: Sell Land at Appraised Value; Receive Mid-Range Estimate of Insurance Proceeds	$909,320	$300,000	$1,209,320	$25.59
Scenario C: Sell Land at 5% Below Appraised Value; Receive Low-Range Estimate of Insurance Proceeds	$863,354	$250,000	$1,113,354	$23.56

(1)	Estimated net land sale proceeds include 6% broker commission and $10,000 of other transaction expenses.

(2)	Based on 47,261 outstanding partnership units.

THE SALE OF THE PROPERTY AND ANY SPECIAL ONE-TIME LUMP SUM DISTRIBUTION OF NET PROCEEDS, INCLUDING NET INSURANCE PROCEEDS, MAY HAVE FEDERAL AND STATE TAX CONSEQUENCES TO THE PARTNERS. NEITHER THE GENERAL PARTNER NOR THE PARTNERSHIP UNDERTAKES TO PROVIDE ANY TAX ADVICE IN THIS MATTER, AND YOU SHOULD SEEK THE ADVICE OF YOUR OWN TAX ADVISORS.

If the limited partners vote in favor of and approve the Proposal, the Partnership will forego any potential rental income from Unit 218 (other than the rental value insurance of $3,500 per month through the earlier of November 3,

2011 or the date Unit 218 is sold). Unit 218 has historically financially under-performed compared to the average Del Taco restaurant. The annual rental payments discussed in “— Background Information” above represented the lowest such rental payment among the Partnership’s nine properties during 2010 and the second and third lowest rental payment during 2009 and 2008, respectively. Further, Unit 218’s rental payment has declined every year since 2007 and has also declined during the first four months of 2011 compared to the corresponding period during 2010. The General Partner believes this trend is due to adverse demographic changes within the specific trade area of Unit 218 compared to other Del Taco restaurants, which indicates that revenues may continue to deteriorate. While construction of a new Del Taco restaurant could improve revenues, for the reasons noted above, the General Partner believes this may not have a material, or lasting, positive impact.

Rebuild Restaurant

If the Proposal is not adopted, under the Lease, the General Partner would be required to rebuild the restaurant at Unit 218 by utilizing the net insurance proceeds resulting from the casualty loss. In such event, the General Partner would expect to begin the construction process (including securing applicable permits and city approvals) shortly after the completion of this consent solicitation. The General Partner expects that completion of construction and reopening for business could occur as early as 2012. Until then, the Partnership would receive $3,500 per month of rental value insurance through November 3, 2011, as provided in the Lease. After November 3, 2011, there would be no further rent payments until the restaurant resumes operations, because rent under the Lease is based solely on gross sales. Upon reopening of the restaurant, the General partner would resume paying the Partnership rent at the rate of 12% of the gross annual sales at Unit 218.

The General Partner can provide no assurances that the construction would be completed on schedule. Any construction delays would result in further loss of rental income. If the restaurant were rebuilt, the limited partners would forego the opportunity to liquidate the property associated with Unit 218 at this time and receive the special one-time lump sum distribution of the net sales proceeds and net insurance proceeds. The Partnership would instead continue to hold the property. Further, if the restaurant were to reopen, the General Partner could provide no assurance that future sales would meet or exceed historical sales at this location.

The General Partner has calculated estimated net present values associated with rebuilding the restaurant under three scenarios, using two valuation methods, as described below. Under the assumptions below, the expectation would be for the partners to receive quarterly rental revenue distributions over the remaining approximate 138 month (11.5 year) term of the Lease, followed by additional cash flows subsequent to the expiration of the current Lease from either the sale of the property or re-leasing of the property. The General Partner cannot ensure that there would be any additional cash flows subsequent to the expiration of the current Lease, and if there were, what those cash flows would result from, and accordingly makes no representations relating to those matters.

Valuation Techniques

The scenarios and tables below set forth ranges of the estimated net present value if the restaurant were rebuilt using two valuation methods: a cap rate approach and a discounted cash flow approach. Under the cap rate approach (the “Cap Rate Approach”), an estimated annual rental is divided by a cap rate to derive a net present value. This is a common valuation technique typically used to value rental assets that are assumed to be leased in perpetuity. The discounted cash flow approach (“Discounted Cash Flow Approach”) is an alternate valuation approach that separately measures the estimated net present value of two future cash flow sources: (1) the future rental payments through the expiration of the Lease on February 28, 2023 and (2) the net sales proceeds from the sale of the property upon expiration of the Lease. This approach recognizes the finite nature of the current Lease, which may be followed by a possible sale, rather than a re-leasing, of the property.

Scenario A — Positive Comps and Land Appreciation

From 1995 to 2010, the historical average annual comparable store sales rate increase for Unit 218 has been 1.93%. We have used this long-term average annual comparable store sales rate as an estimated annual increase to the rental paid during the twelve months ended April 30, 2011 over the next 11.5 years to derive an average annual rental of $84,715 used in the Cap Rate Approach under this Scenario A.

Unit 218’s land and improvements were acquired in 1987 for $627,082 and are currently appraised at $978,000, implying a 1.87% annual appreciation rate. Assumptions for the Discounted Cash Flow Approach include that (1) the long-term historical comparable store sales rate increase of 1.93% continues through the end of the Lease (February 28, 2023), (2) the land appreciates from its current appraised value of $978,000 at the rate of 1.87% per annum over the remaining approximate 11.5 year term of the Lease, (3) the building is valued at $300,000 on a depreciated basis in 2023 and (4) the property (land and building) is sold at the end of the Lease in a transaction that includes a 6% broker commission and $10,000 of other transaction expenses.

Based on these estimates, assumptions and valuation methods, the General Partner has calculated the following range of net present value results (per Unit values are based on 47,261 currently outstanding Units):

Cap Rate Approach
		Aggregate	Per Unit
	Average Estimated	Net Present	Net Present
Cap Rate	Annual Rental	Value	Value

7.0%	$84,715	$1,198,112	$25.35
8.5%	$84,715	$986,681	$20.88
10.0%	$84,715	$838,679	$17.75

Discounted Cash Flow Approach
	Net Present		Net Present
	Value to be	Per Unit	Value to be	Per Unit	Aggregate	Per Unit
Discount	Received Over	Over 11.5	Received In	In 11.5	Net Present	Net Present
Rate	11.5 Years	Years	11.5 Years	Years	Value	Value

6.0%	$677,870	$14.34	$737,604	$15.61	$1,415,474	$29.95
9.0%	$588,749	$12.46	$535,101	$11.32	$1,123,850	$23.78
12.0%	$517,226	$10.94	$391,592	$8.29	$908,817	$19.23

Scenario B — Flat Comps and No Land Appreciation

Using the twelve months ended April 30, 2011, which are the twelve months prior to the casualty event, as the baseline and assuming no change in the annual rent over the next 11.5 years results in an average annual rental of $73,971 used in the Cap Rate Approach under this Scenario B.

Assumptions for the Discounted Cash Flow Approach include that (1) the future comparable store sales rate is flat (0%) through the end of the lease term (February 28, 2023), (2) the land does not appreciate from its current appraised value of $978,000 over the remaining approximate 11.5 year term of the Lease, (3) the building is valued at $300,000 on a depreciated basis in 2023 and (4) the property (land and building) is sold at the end of the Lease in a transaction that includes a 6% broker commission and $10,000 of other transaction expenses.

Based on these estimates, assumptions and valuation methods, the General Partner has calculated the following range of net present value results (per Unit values are based on 47,261 currently outstanding Units):

Cap Rate Approach
		Aggregate	Per Unit
	Average Estimated	Net Present	Net Present
Cap Rate	Annual Rental	Value	Value

7.0%	$73,971	$1,046,161	$22.14
8.5%	$73,971	$861,545	$18.23
10.0%	$73,971	$732,313	$15.50

Discounted Cash Flow Approach
	Net Present		Net Present
	Value to be	Per Unit	Value to be		Aggregate	Per Unit
Discount	Received Over	Over	Received In	Per Unit	Net Present	Net Present
Rate	11.5 Years	11.5 Years	11.5 Years	In 11.5 Years	Value	Value

6.0%	$598,176	$12.66	$609,552	$12.90	$1,207,728	$25.55
9.0%	$522,445	$11.05	$442,205	$9.36	$964,650	$20.41
12.0%	$461,426	$9.76	$323,609	$6.85	$785.035	$16.61

Scenario C — Negative Comps and Land Depreciation

Unit 218 has recently experienced an average annualized same-store sales decline of -2.6% since 2007. The restaurant has consistently financially under-performed as compared to other Del Taco restaurants, and these trends are expected to continue. This recent average annual comparable store sales rate has been used as an estimated annual decrease to the rental paid during the twelve months ended April 30, 2011 over the next 11.5 years to derive an average annual rental of $61,744 used in the Cap Rate Approach under this Scenario C.

Assumptions for the Discounted Cash Flow Approach include that (1) the recent historical comparable store sales rate decrease of -2.6% continues through the end of the lease term (February 28, 2023), (2) the land depreciates from its current appraised value of $978,000 at the rate of -1.0% per annum over the remaining approximate 11.5 year term of the Lease, (3) the building is valued at $300,000 on a depreciated basis in 2023 and (4) the property (land and building) is sold at the end of the Lease in a transaction that includes a 6% broker commission and $10,000 of other transaction expenses.

Based on these estimates, assumptions and valuation methods, the General Partner has calculated the following range of net present value results (per Unit values are based on 47,261 currently outstanding Units):

Cap Rate Valuation Approach
		Aggregate	Per Unit
	Average Estimated	Net Present	Net Present
Cap Rate	Annual Rental	Value	Value

7.0%	$61,744	$873,237	$18.48
8.5%	$61,744	$719,136	$15.22
10.0%	$61,744	$611,266	$12.93

Discounted Cash Flow Valuation Approach
	Net Present		Net Present
	Value to be	Per Unit	Value to be	Per Unit	Aggregate	Per Unit
Discount	Received Over	Over 11.5	Received In	In 11.5	Net Present	Net Present
Rate	11.5 Years	Years	11.5 Years	Years	Value	Value

6.0%	$506,860	$10.72	$551,941	$11.68	$1,058,801	$22.40
9.0%	$446,059	$9.44	$400,410	$8.47	$846,469	$17.91
12.0%	$396,795	$8.40	$293,024	$6.20	$689,818	$14.60

General Partner Recommendation

The General Partner recommends that the Limited Partners vote “FOR” the Proposal.

Our recommendation is based on the following: (1) Unit 218 has recently experienced negative same-store sales since 2007; it consistently financially under-performs against other Del Taco restaurants, and these trends are expected to continue; and (2) we believe the casualty loss of Unit 218 described above presents an opportunity to liquidate the Partnership’s holdings with respect to Unit 218 and make a special one-time lump sum distribution that would provide immediate value that is likely to exceed the net present value of the sum of (a) the future rental stream that would continue through February 28, 2023 if the restaurant were to be rebuilt and (b) either the net present value of future sales proceeds associated with selling the property at the end of the Lease or the net present value of future rental payments after re-leasing the property at the end of the Lease.

The General Partner further believes that although there is inherent risk in all estimates and assumptions utilized in projecting future cash flows, there is a higher degree of uncertainty associated with longer-term estimated cash flows in connection with rebuilding the property and a somewhat lower degree of uncertainty associated with nearer-term estimated cash flows in connection with the sale of the property. Although certain outcomes within the range of scenarios presented for rebuilding the restaurant may result in a higher net present value than certain of the scenarios under the Proposal, the General Partner believes the potential value associated with the Proposal involves less risk and more certainty while providing for a fairly immediate special one-time lump sum distribution to the limited partners that is likely to exceed the net present value of rebuilding the restaurant.

Other Risks and Considerations

In addition to the risks described above in “— Discussion of the Proposal”, you should note that the General Partner, in its role as fiduciary of the Partnership, has performed the financial analyses associated with both the sale of the property and the rebuilding of the restaurant. The General Partner is not an expert in valuation, and has not had an independent party prepare any financial analyses comparing or evaluating these two scenarios.

In addition, the General Partner has a conflict of interest in the determination of the ultimate course of action with respect to the property associated with Unit 218. As discussed above, due to Unit 218’s historical financial under-performance relative to an average Del Taco restaurant and the General Partner’s obligation to repair the improvements above and beyond the net insurance proceeds, the General Partner, as the lessee under the Lease and as the operator of the restaurant at Unit 218, has a material financial interest in the disposition of the property associated with Unit 218 and the termination of the Lease.

Further, although the General Partner has provided analyses under three potential scenarios for both the sale of the property and the rebuilding of the restaurant, while the rebuilding of the restaurant also uses two separate valuation techniques, there are numerous potential assumptions and outcomes that have not been described above. The General Partner has not undertaken to consider or analyze all possible scenarios, but rather has provided analysis across a range of reasonable scenarios. The General Partner, therefore, recommends that the Unitholders use this data to perform their own analyses and assessments of the Proposal.

The analyses of Proposal and the various scenarios include assumptions and estimates regarding property sales prices, broker commission, transaction expenses, net insurance proceeds, future revenue growth rates, property appreciation or depreciation rates, cap rates and discount rates, among other things. There can be no assurance that the actual sales price, broker commission, transaction expenses, net insurance proceeds, revenue growth and property appreciation or depreciation rates will equal those estimated by the General Partner in the above analyses or that the cap rates or discount rates used are appropriate for each individual Unitholder’s appetite for risk and/or expectation of required investment return.

There can be no assurance that the final economic outcome of either the sale of the property or the rebuilding of the restaurant will be consistent with any of the General Partner’s estimates.

Security Ownership of Certain Beneficial Owners and Management

As of the date of this Consent Solicitation Statement, the General Partner does not own any Units in the Partnership. To the knowledge of the Partnership, there are no holders of 5% or more of the Partnership’s outstanding Units. Additionally, no members of the Board or executive officers of the General Partner own any Units.

Interests of Certain Persons in Matters to be Acted Upon

The General Partner, with certain exceptions, has the sole and exclusive right to manage the business of the Partnership, which is the landlord under the Lease. This right includes, specifically, the right to operate, construct or sell any real estate or personal property owned by the Partnership. Due to the historical financial underperformance of the restaurant at Unit 218 relative to an average Del Taco restaurant, and the obligation of the General Partner, as lessee of the property, to repair the improvements above and beyond the net insurance proceeds, the General Partner, as the lessee under the Lease and as the operator of Unit 218, has a material financial interest in the disposition of the property. Due to the presence of such material financial interest, the General Partner has a conflict of interest in the determination of the ultimate course of action with respect to the property associated with Unit 218.

Section 5.8.3 of the Partnership Agreement provides that, if the General Partner believes it is unable to resolve a conflict of interest, it is authorized to describe the relevant facts and submit alternatives to the limited partners for their vote, who may then vote on the alternatives or choose another alternative, which is why the General Partner is engaging in this Consent solicitation. Because the Partnership Agreement provides that limited partners may choose “another alternative” than the alternative(s) presented, if you do not wish to vote in favor of or against the Proposal, and you do not wish to abstain (which is also considered a vote in favor of the Proposal), and you therefore do not wish for the property to be sold, or the restaurant to be rebuilt in the event the Proposal is not adopted, you may write in your additional proposal regarding the outcome of the property associated with Unit 218. If the Proposal is not adopted and if there is significant support for any such written in additional proposals, the Partnership will in good faith consider such additional proposals and take appropriate action in connection therewith.

Voting Securities, Record Date and Outstanding Units

This Consent solicitation is being made pursuant to the provisions of Sections 5.8.3, 8.1 and 8.2 of the Partnership Agreement and is subject to the conditions in this Consent Solicitation Statement and the accompanying form of Consent. No meeting of the Unitholders is contemplated to be held for the purpose of considering the matter to be voted on as described herein. Only consents of record holders of Units at the close of business on August 29, 2011 will be taken into account for the purpose of determining whether the requisite approval of the Proposal has been obtained. Each Unitholder entitled to vote has one vote for each Unit outstanding in such Unitholder’s name.

On the Record Date, there were a total of 47,261 Units outstanding, which were held by 1,090 Unitholders.

Enclosed is a form of Consent whereby you are requested to vote in favor of, or against, the Proposal. Please indicate your vote on the form of Consent by filling in the appropriate box next to the Proposal. You should sign the form of Consent where indicated, and return your Consent within the self-addressed stamped envelope. In order for your vote to be effective, the Consents must be postmarked no later than September 23, 2011. In accordance with Section 8.1 (a) of the Partnership Agreement, your failure to timely respond will constitute a vote consistent with the General Partner’s recommendation, specifically, a vote in favor of the Proposal. In addition, in accordance with Section 8.1 (a) of the Partnership Agreement, abstentions will also constitute a vote consistent with the General Partner’s recommendation.

Required Vote

The Proposal requires the approval of holders of a majority in interest of the outstanding Units as of the close of business on the Record Date. In accordance with Section 8.1 (a) of the Partnership Agreement, not returning the form of Consent in a timely manner will have the same effect as a vote FOR the Proposal.

Consent and Revocation of Consent

The General Partner will accept forms of Consent postmarked at any time before the Expiration Date, which is September 23, 2011. The enclosed form of Consent, when properly completed and returned, will constitute a Unitholder’s consent to, or disapproval of, the Proposal. If a Unitholder executes and returns a form of Consent and does not specify otherwise, or abstains, the Units represented by such form of Consent will be voted FOR Proposal, consistent with the recommendation of the General Partner in accordance with Section 8.1 (a) of the Partnership Agreement.

A Unitholder who has executed and returned a form of Consent may revoke it at any time before the Expiration Date by executing and returning a form of Consent bearing a later date and with a postmark on or before the Expiration Date. Any such later dated form of Consent should be sent to Del Taco Restaurant Properties III, Attn: Investor Relations, 16140 Sand Canyon Avenue, Irvine, California 92618.

Solicitation of Consents

The cost of soliciting consents will be borne by the Partnership. In addition to solicitations by mail, consents may be solicited by representatives affiliated with the Partnership as well as directors, officers and other employees of the General Partner, none of whom will receive additional compensation therefor. No person has been authorized by the Partnership to give any information or to make any representation in connection with the solicitation of consents, other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized.

No Appraisal Rights

Unitholders will have no appraisal, dissenters’ or similar rights (i.e., the right to seek a judicial determination of the “fair value” of their Units and to compel the purchase of their Units for cash in that amount) under California law or the Partnership Agreement, nor will such rights be voluntarily accorded to holders of Units by the Partnership. Thus, approval of the Proposal by holders of a majority in interest of the outstanding Units will be binding on all holders of Units.

Householding Matters

Unitholders who share a single address will receive only one Consent Solicitation Statement at that address, unless we have received instructions to the contrary from any Unitholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a Unitholder of record residing at such an address wishes to receive a separate copy of this Solicitation or of future consent solicitations (as applicable), he or she may write to us at: Del Taco Restaurant Properties III, Attn: Investor Relations, 16140 Sand Canyon Avenue, Irvine, California 92618 or call us at 949-910-0705. We will deliver separate copies of this Solicitation promptly upon written request.

If you are a Unitholder of record receiving multiple copies of this Consent Solicitation Statement, you can request householding by contacting us in the same manner.

Your Consent is important, regardless of the number of Units you own. Accordingly, please complete, sign and return your Consent promptly.

Annex A

Summary Appraisal Report — Complete Appraisal

Fast Food Commercial Site
18200 Gale Avenue
City of Industry, California

Prepared for

DEL TACO LLC
25521 Commercentre Drive, Suite 200
Lake Forest, CA 92630

Effective Date of the Appraisal
July 7, 2011

Prepared by

Byer & Associates, Inc.
5100 Birch Street, Second Floor
Newport Beach, California 92660-2160
(949) 752-1108

July 11, 2011

Del Taco LLC
25521 Commercentre Drive, Suite 200
Lake Forest, CA 92630

Attention:	Mr. Jim Farley Senior Director of Real Estate

Reference:	Appraisal of Fast Food Commercial Site 18200 Gale Avenue City of Industry, California

Gentlemen:

Pursuant to your request, I have personally examined and appraised the above referenced real property for the purpose of reporting my opinion of market value. The real property interests, consisting of a commercial site, improvemed with a burned out fast food restaurant of no contributory value, is briefly described herein.

Based upon examinations and studies made and my experience as a real estate appraiser, an opinion has been formed, as of the 7th day of July, 2011, adhering to the Assumptions and Limiting Conditions and Certification contained herein, as follows:

NINE HUNDRED SEVENTY EIGHT THOUSAND DOLLARS
($978,000)

I have prepared the report for the exclusive use of Del Taco LLC and shall not transmit or reveal the contents, purpose, or value conclusions of the report to anyone other than the client. This appraisal is prepared in accordance with the following:

•	The Uniform Standards of Professional Appraisal Practice (USPAP) adopted by the Appraisal Standards Board of the Appraisal Foundation, and

•	The Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

BYER & ASSOCIATES, INC.
Del Taco LLC
Mr. Jim Farley
July 11, 2011

In fulfillment of the competency provision of USPAP, I hereby state that I possess the competency to appraise the Subject Property by virtue of extensive appraisal experience, and my real estate experience/education, as summarized in my Qualifications, contained in the Addenda.

Thank you for the opportunity to have been of service.

Respectfully submitted,
BYER & ASSOCIATES, INC.

Mark Hasker Byer, MAI
California Certified General
Real Estate Appraiser,
Certificate: AG001703

DEL TACO RESTAURANT PROPERTIES III
Consent Form

THIS CONSENT IS SOLICITED ON BEHALF OF DEL TACO LLC, THE GENERAL PARTNER OF DEL TACO RESTAURANT PROPERTIES III (THE “PARTNERSHIP”). WHEN PROPERLY EXECUTED, THIS CONSENT WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IN THE ABSENCE OF ANY DIRECTION, THIS CONSENT WILL BE VOTED “FOR” THE PROPOSAL.

[Unit Holder Name]
[Street Address]
[City, State, Zip Code]
[Number of Units Held on Record Date]

YOUR VOTE IS IMPORTANT.
THIS CONSENT FORM IS VALID ONLY WHEN SIGNED AND DATED.
PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR CONSENT FORM
PROMPTLY IN THE ENVELOPE PROVIDED.

No matter how many units you owned on the record date, please indicate your voting instructions on this consent form. Please date, sign and return it in the envelope provided, which is addressed for your convenience and needs no postage if mailed in the United States.

The General Partner recommends you vote FOR the Proposal to Sell the Property		FOR	AGAINST	ABSTAIN
PROPOSAL:	Sell Property.	☐	☐	☐
WRITE IN PROPOSAL (only if you do not check any of the boxes above; you may attach additional pages):

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ABOVE. When units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

HOW TO VOTE YOUR UNITS

Vote Your Consent by Mail:
Del Taco Restaurant Properties III
Attn: Investor Relations
16140 Sand Canyon Avenue
Irvine, California 92618